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                                                                   EXHIBIT 8.1


            LIST OF SIGNIFICANT SUBSIDIARIES AS OF DECEMBER 31, 2004

1) DIRECT INTEREST

NAME OF THE COMPANY               PLACE OF INCORPORATION            COUNTRY
-------------------               ----------------------            -------
Telegoias Celular S.A.                    Goiania                   Brazil
Telems Celular S.A.                    Campo Grande                 Brazil
Telemat Celular S.A.                      Cuiaba                    Brazil
Teleron Celular S.A.                    Porto Velho                 Brazil
Teleacre Celular S/A                    Rio Branco                  Brazil
Norte Brasil Telecon S/A                   Belem                    Brazil
TCO IP S/A                               Brasilia                   Brazil